(j)(2)

Consent of Independent Registered Public Accounting Firm

The Board of Directors

ING Series Fund, Inc.

We consent to the use of our report dated July 26, 2012, incorporated herein by reference, for ING Large Cap Growth Fund and ING Small Company Fund, each a series of ING Series Fund, Inc., and to the references to our firm under the headings “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm” in the Statement of Additional Information.

Boston, Massachusetts

May 30, 2013